As filed with the Securities and Exchange Commission on May 11, 2005

Registration No. 333-_____

Post-Effective Amendment No. 1 to Registration Statement Nos. 333-69626, 333-108364 and 333-61509

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
AND
POST-EFFECTIVE AMENDMENT
UNDER
THE SECURITIES ACT OF 1933

RYDER SYSTEM, INC.

(Exact name of Registrant as specified in its charter)

Florida	59-03739250
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

11690 N.W. 105th Street
Miami, Florida 33178
(305) 500-3726
(Address, including telephone number, of Principal Executive Offices)

RYDER SYSTEM, INC. 2005 EQUITY COMPENSATION PLAN
RYDER SYSTEM, INC. STOCK PURCHASE PLAN FOR EMPLOYEES

(Full Title of the Plans)

Flora R. Perez, Esq.
Assistant General Counsel
Ryder System, Inc.
11690 N.W. 105th Street
Miami, Florida 33178
(305) 500-3726
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

			Proposed maximum		Proposed maximum	Amount of
Title of securities	Amount to be		offering		aggregate offering	registration
to be registered	Registered		price per share		price	fee (4)
Common Stock, $.50 par value, reserved for future grant of options and other equity awards under the Ryder System, Inc. 2005 Equity Compensation Plan	5,000,000	(1)(2)	$36.72	(3)	$183,600,000	$21,609.72
Common Stock $.50 par value, reserved for future issuance of shares under the Ryder System, Inc. Stock Purchase Plan for Employees	1,000,000	(1)	$36.72	(3)	$36,720,000	$4,321.94
Total	6,000,000				$220,320,000	$25,931.66

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, the number of shares being registered shall include an indeterminate number of additional shares of common stock which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of the Ryder System, Inc. 2005 Equity Compensation Plan and the Ryder System, Inc. Stock Purchase Plan for Employees.

(2)	Of the 5,000,000 shares of common stock underlying awards now being registered pursuant to the Ryder System, Inc. 2005 Equity Compensation Plan, a total of 1,900,000 were originally available for issuance as follows: (a) 1,500,000 shares pursuant to the Ryder System, Inc. 1995 Stock Incentive Plan (the “1995 Plan”) which were registered on a Form S-8 Registration Statement (File 333-69626) covering 6,000,000 shares, filed with the Commission on September 19, 2001; (b) 200,000 shares pursuant to the Ryder System, Inc. Board of Directors Stock Award Plan (the “Directors Plan”), which were registered on a Form S-8 Registration Statement (File 333-108364) covering 300,000 shares, filed with the Commission on August 29, 2003; and (c) 200,000 shares pursuant to the Ryder System, Inc. Stock for Merit Increase Replacement Plan (the “Merit Plan”), which were registered on a Form S-8 Registration Statement (File 333-61509) covering 500,000 shares, filed with the Commission on August 2, 1995. The Company does not intend to make any further award grants under the 1995 Plan, the Directors Plan or the Merit Plan.

(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended. The price is based upon the average of the high and low sales price per share of common stock on May 6, 2005, as reported on the New York Stock Exchange.

(4)	The Company previously paid (a) a registration fee of $30,375.00 to register 6,000,000 shares under the 1995 Plan, and (b) a registration fee of $691.33 to register 300,000 shares under the Directors Plan. The registration fee previously paid by the Company for those shares in the amount of $8,054.65 is offsetting a portion of the $25,931.66 filing fee due in connection with this Registration Statement, in accordance with Rule 457(p) of the Securities Act of 1933, as amended. Accordingly the Company is paying a filing fee of $17,877.02 in connection with the filing of this Registration Statement.

EXPLANATORY NOTE

     This Registration Statement on Form S-8 relates, in part, to 5,000,000 shares of common stock authorized for issuance under the Ryder System, Inc. 2005 Equity Compensation Plan (the “Plan”) approved by our shareholders at our Annual Meeting of Shareholders held on May 6, 2005. As a result of the approval of the Plan, the 1995 Plan, Directors Plan and Merit Plan were terminated with respect to new awards effective May 6, 2005. In accordance therewith, this Registration Statement also constitutes Post-Effective Amendment No. 1 to the following Form S-8 Registration Statements (indicated by File No.), to remove from registration the following numbers of shares of common stock that remain unsold and that are not subject to awards currently outstanding under the terminated plans: 333-69626 (removing 1,526,498 shares previously registered for issuance under the 1995 Plan); 333-108364 (removing 224,173 shares previously registered for issuance under the Directors Plan); and 333-61509 (removing 258,100 shares previously registered for issuance under the Merit Plan).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the Securities Act), and the Introductory Note to Part I of this Registration Statement on Form S-8. Such information will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed by us with the Securities and Exchange Commission (the Commission), are incorporated by reference into this Registration Statement:

     (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on February 24, 2005.

     (b) Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed with the Commission on April 28, 2005.

     (c) Our Current Reports on Form 8-K filed with the Commission on February 4, 2005, February 16, 2005, February 22, 2005 and April 28, 2005.

     (d) Description of our common stock contained in our registration statement on Form 8-A (Registration No. 001-04364) filed with the Commission on February 27, 1990.

     All reports and other documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (Exchange Act), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Incorporation of Earlier Registration Statement by Reference

     This registration statement has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 for the purpose of registering additional shares of our common stock issuable under the Ryder System, Inc. Stock Purchase Plan for Employees (the “Purchase Plan”) at any time and from time to time. On June 24, 1998, the Company filed a registration statement on Form S-8 (File No. 333-57593) with the Securities and Exchange Commission in order to register shares of our common stock issuable under the Purchase Plan. The contents of such earlier registration statement are incorporated by reference into this registration statement.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Certain legal matters with respect to the offering of the shares of common stock registered hereby have been passed upon by Flora R. Perez, Esq., Assistant General Counsel of the Company.

Item 6. Indemnification of Directors and Officers.

     Official Florida Statutes, as amended, Chapter 607, Section 607.0850 authorizes the indemnification of officers, directors, employees and agents under certain circumstances.

     Article VIII of the Company’s Restated Articles of Incorporation provides that the Company has the power to indemnify its directors, officers, and other employees to the fullest extent permitted by law. Article XII of the Company’s By-Laws further provides that the Company shall indemnify to the fullest extent permitted by current or future legislation or current or future judicial or administrative decisions (to the extent such future legislation or decisions permit the Company to provide broader indemnification rights than permitted prior to such legislation or decisions), each person who is a party or witness to any proceeding (whether civil, criminal, administrative or investigative) against any liability (including any judgment, settlement, penalty or fine) or cost, charge or expense (including attorneys fees) by reason of the fact that such indemnified person is or was a director, officer or employee of the Company, or is or was an agent as to whom the Company has agreed to grant such indemnification, or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, or is or was serving as an agent of such corporation, partnership, joint venture, trust or other enterprise.

     The Company maintains a directors and officers liability insurance policy which, within the limits and subject to the limitations of the policy, insures the directors and officers of the Company against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of their being or having been directors or officers of the Company. The coverage extends to wrongful acts such as breach of duty and negligence, but does not extend to acts proven to be dishonest. The Company pays the premiums for this policy.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

Exhibit	Description
4.1	Ryder System, Inc. 2005 Equity Compensation Plan, previously filed with the Commission on March 30, 2005, as Appendix A to Ryder’s Definitive Proxy Statement on Schedule 14A.

4.2	Ryder System, Inc. Stock Purchase Plan for Employees, previously filed with the Commission on March 30, 2005, as Appendix B to Ryder’s Definitive Proxy Statement on Schedule 14A.

5.1	Opinion of Flora R. Perez, Assistant General Counsel of Ryder System, Inc., regarding the legality of the common stock being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Flora R. Perez, Assistant General Counsel of Ryder System, Inc. (included in Exhibit 5.1).

24.1	Power of Attorney.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, the State of Florida, on May 11, 2005.

RYDER SYSTEM, INC.
By:	/s/ Gregory T. Swienton
Gregory T. Swienton, Chairman,
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following individuals in the capacities and on the date or dates indicated.

Signature	Title	Date

/s/ Gregory T. Swienton Gregory T. Swienton	Chairman, President, and Chief Executive Officer (Principal Executive Officer)	May 11, 2005

/s/ Tracy A. Leinbach Tracy A. Leinbach	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 11, 2005

/s/ Art A. Garcia Art A. Garcia	Vice President and Controller (Principal Accounting Officer)	May 11, 2005

John M. Berra	Director

* David I. Fuente	Director	May 11, 2005

Lynn M. Martin	Director

* Daniel H. Mudd	Director	May 11, 2005

Signature	Title	Date

* Eugene A. Renna	Director	May 11, 2005

* Abbie J. Smith	Director	May 11, 2005

* Hansel E. Tookes II	Director	May 11, 2005

* Christine A. Varney	Director	May 11, 2005

* /s/ Flora R. Perez Flora R. Perez	Attorney-in-Fact	May 11, 2005

EXHIBIT INDEX

Exhibit	Description
5.1	Opinion of Flora R. Perez, Assistant General Counsel of Ryder System, Inc., regarding the legality of the common stock being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Flora R. Perez, Assistant General Counsel of Ryder System, Inc. (included in Exhibit 5.1).

24.1	Power of Attorney.